Exhibit 21.1

SUBSIDIARIES OF

ANTERO MIDSTREAM GP LP

Subsidiary	Jurisdiction of Organization
Antero IDR Holdings LLC	Delaware
Antero Midstream Partners GP LLC	Delaware
Antero Midstream Partners LP	Delaware
Antero Midstream LLC	Delaware
Antero Water LLC	Delaware
Antero Treatment LLC	Delaware
Antero Midstream Finance Corporation	Delaware